EXHIBIT 11

JONES APPAREL GROUP, INC.

Computation of Basic and Diluted Earnings per Share
(In thousands except per share amounts)


                            For the Quarter Ended     For the Nine Months Ended
                         --------------------------  --------------------------
                         September 27, September 28, September 27, September 28,
                                 1998      1997<F1>          1998      1997<F1>
                         ------------  ------------  ------------  ------------

Basic Earnings per Share:
-------------------------
Net income................    $59,098       $48,938      $122,746       $97,758
                             ========       =======      ========       =======

Weighted average number of
shares outstanding........    100,886       104,372       100,821       104,124
                             ========       =======       =======       =======

Basic earnings per share..      $0.59         $0.47         $1.22         $0.94
                             ========       =======       =======       =======


Diluted Earnings per Share:
---------------------------
Net income................    $59,098       $48,938      $122,746       $97,758
                             ========       =======      ========       =======

Weighted average number of
shares outstanding........    100,886       104,372       100,821       104,124

Assumed issuances under
exercise of stock options.      3,540         4,262         3,792         4,060
                             --------       -------       -------       -------

                              104,426       108,634       104,613       108,184
                             ========       =======       =======       =======

Diluted earnings per share      $0.57         $0.45         $1.17         $0.90
                             ========       =======       =======       =======


<F1> Adjusted for 2-for-1 stock split effective June 28, 1998.